EXHIBIT 10.13

WestLB

December 5, 2006

Strictly Private and Confidential

Mr. Gord Laschinger

Chief Executive Officer

Northern Ethanol, Inc,

193 King Street East

Suite 300

Toronto, Ontario

Canada, M5A 1J5

Re: Debt Financing for Northern Ethanol, Inc.

Dear Mr. Laschinger:

This letter (this “Fee Letter”) sets forth certain fees payable by the Obligor in connection with the Engagement Letter dated as of the date hereof (the “Engagement Letter”) between WestLB AG, New York Branch (“WestLB”) and Northern Ethanol, Inc., (the•”Obligor”). Unless otherwise indicated herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Engagement Letter.

In consideration of the services to be provided by WestLB pursuant to the Engagement Letter, the Obligor shall pay to WestLB each of the following fees:

1.          Structuring and Arrangement Fee: A fee equal to (a) with respect to the Senior Construction/Term Facility, the greater of (i) US$5,000,000 or (ii) 2% of the principal amount of the Senior Construction/Term Facility, and (b) with respect to the Subordinated Facility, the greater of (i) US$5,000,000 or (ii) 5% of the principal amount of the Subordinated Facility, in each case, payable on the closing date of the Debt Facility.

2.          Commitment Fees: Until the Senior Construction/Term Facility has been fully drawn, 50 basis points per annum, payable quarterly in arrears on the undrawn portion of the Senior Construction/term Facility. No commitment fees shall be payable with respect to the Subordinated Facility.

3.          Fees to Market: The Obligor understands that the Borrower will have to pay upfront fees to each lender (including WestLB) that is participating in the Debt Facility (the “Fees to Market”). Fees to Market with respect to the Senior Construction/Term Facility are estimated to be 1.0% of the principal amount of the Senior Construction/Term Facility. Fees to Market with respect to the Subordinated Facility are estimated to be 1.0% of the principal

WestLB AG	1211 Avenue of the Americas	Managing Board:	Reg. Amtsgerichte
New York Branch	New York, NY 10036	Dr. Thomas R. Fischer (Chairman),	Düsseldorf, HRB 42975
		Dr. Norbert Emmerich (Vice Chairman),	Münster, HRB 6400
	Tel: (212) 852-6000	Dr. Matthijs van den Adel, Klaus-Michael Geiger,	Registered Office:
	Fax: (212) 852-6300	Dr. Hans-Jürgen Nichaus, Robert M. Stein,	Düsseldorf/Münster
	www.westlb.com	Werner Taiber

WestLB

amount of the Subordinated Facility. Fees to Market will be payable on the closing date of the Debt Facility.

4.          Termination Fee: In the event the Engagement Letter is terminated by the Obligor, and the Obligor or any of its affiliates enters into and closes a debt financing for the Project on terms substantially similar to the terms and conditions in the Term Sheets within twelve (12) months of the date of such termination of the Engagement Letter, then, the Obligor shall pay to WestLB, on the closing date of such debt financing a fee equal to (the “Termination Fee”) (a) if the Engagement Letter is terminated within the first sixty (60) days after the date thereof, US$S5,000,000, or (b) if the Engagement Letter is terminated at any time after such sixty (60) days, US$10,000,000. Notwithstanding the foregoing, the Termination Fee shall not be payable if the Obligor terminates the Engagement Letter based on WestLB’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

You agree that, once paid, the fees under this Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by the Engagement Letter are consummated. All fees payable hereunder shall be paid in immediately otherwise, whether applicable now or in the future, and without any other deduction, set-off or counterclaim and shall be in addition to the reimbursement of out-of-pocket expenses of any lender.

By accepting delivery of this Fee Letter, you agree that this Fee Letter is for your confidential use only and that the terms hereof will not be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors and then only on a “need to know” basis in connection with the transactions contemplated by the Engagement Letter and on a confidential basis (except that, notwithstanding the foregoing, you may make such public disclosures as you are required by law, in the opinion of your counsel, to make). Your obligations hereunder with respect to confidentiality shall survive the expiration or termination of this Fee Letter.

This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Fee Letter may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same Fee Letter. Delivery of an executed counterpart of a signature page to this Fee Letter by telecopy or portable document format (“pdf”) shall be as effective as delivery of a manually executed counterpart of this Fee Letter.

WestLB

IN WITNESS WHEREOF, the parties hereto have caused this Fee Letter to be executed by their respective officers as of the day and year first above written.

Very truly yours, WESTLB AG, NEW YORK BRANCH, By: s/Thomas D. Murray Name: Thomas D. Murray Title: Managing Director By: s/Michael Pantelogianis Name: Michael Pantelogianis Title: Director

AGREED AND ACKNOWLEDGED: NORTHERN ETHANOL, INC. By: s/G. Laschinger Name: Gord Laschinger Title: President & CEO

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